EXHIBIT 14

                 STANDARDS OF BUSINESS CONDUCT AND ETHICS POLICY

I.  GENERAL POLICY STATEMENT

Glacier has a firmly established policy of conducting its affairs in compliance with all applicable laws and regulations and observing the highest standards of business ethics. Integrity, honesty, forthrightness, and fairness are of primary importance in all business relationships involving the Company. Glacier expects each associate (each, an "associate") to perform his or her duties in such manner as to preserve the Company's good name and reputation. Glacier intends that every associate shall follow the letter, as well as the spirit, of these Standards of Business Conduct, including but not limited to avoiding any activity or interest, which might be regarded as in conflict with the interests of Glacier.

These Standards are not intended to be all encompassing. Situations may arise that are not expressly covered or where the proper course of action is unclear. Associates should consult with their appropriate Vice President or the Vice President of Human Resources if any questions as to interpretation of these Standards arise. Any associate may bring problems to the attention of management for review, and the Company maintains an open door policy in that regard.

The Company may modify or supplement these Standards from time to time, to comply with evolving corporate governance standards, to comply with applicable corporate governance or other requirements adopted by Congress, the SEC or the American Stock Exchange and otherwise as it deems appropriate. Accordingly, all associates must review these Standards at least once every year.

Any associate of the Company having information or knowledge regarding a violation, or potential violation, of these Standards should immediately report the same to his or her supervisor. If an associate has reason to believe that it would be inappropriate to report the relevant information to his or her supervisor, then the information should be reported in confidence directly to the appropriate Vice President or the Vice President of Human Resources. Retaliation or reprisal of any kind against an associate who reports a violation (or, in good faith, potential violation) of these Standards is strictly prohibited.

Glacier may regard any associate's acts in violation of these Standards to be outside the course and scope of that associate's employment. Any associate found to have violated these Standards may be subject to immediate disciplinary action, including reassignment, demotion or, when appropriate, dismissal. Legal proceedings may also be commenced against such individual to recover the amount of any improper expenditures, any other losses, which the Company may have incurred, or other appropriate relief. Public officials under applicable criminal statutes may also prosecute violators.

Any waiver of any provision of these Standards for an executive officer of the Company may be made only by the Board of Directors or an appropriate committee thereof and will be promptly disclosed to the Company's stockholders.

II.   CONFLICTS OF INTEREST

No associate or related person shall have a financial interest or receive any material services, or compensation from any Glacier supplier or competitor. Additionally, no associate or related person shall knowingly engage in or have a financial interest in any other water vending business that competes with the Company's business (including consulting activities). For the purposes of this policy, the term "related person" shall mean any known person who is related by blood or marriage, whose known relationship with the associate is similar to that of persons who are related by blood or marriage, or any known entity of which any such relative, spouse, or relative of spouse is an officer, director, consultant, partner, trustee, or other fiduciary or has any direct or indirect financial interest. All associates will be required to complete an Acknowledgement Form of receipt of this policy during their initial employment and periodically during their employment with Glacier. All disclosures to this policy should be documented and submitted to the Human Resources Department utilizing the appropriate Disclosure Form.

The Company recognizes that associates are generally free to engage in personal financial and business transactions; thus, it does not prohibit outside employment. However, there are certain limitations. All associates have a duty to avoid situations where their loyalties may be divided between the Company's interests and their own interests. Furthermore, no associate may deprive Glacier of a business opportunity, or divert a business opportunity to his or her own benefit. Associates should avoid even the appearance of such a conflict of interest, including the acceptance of a position with another company if doing so would impair the associate's ability to fulfill his or her obligations to Glacier. Associates must be able to maintain acceptable performance standards following acceptance of outside employment; otherwise, they may be subject to disciplinary action, up to and including termination.

The Company does expect that any associate engaging or soon to engage in a second job to complete and submit a Notification of Outside Employment Form to the Human Resources Department, which would include job details in order to ensure that a conflict of interest is not present. The written notice must include the name of the organization for which the associate is working or will be working, and a description of the job duties the associate will be performing. The written notice must be submitted within the next 15 days for those associate's currently holding a second job and as far in advance as is reasonably possible before commencing any outside employment.

III. CONFIDENTIAL AND PROPRIETARY INFORMATION, NON-SOLICITATION AND MEDIA
CONTACT

Associates are responsible for safeguarding confidential and proprietary information obtained during the course of their employment at Glacier. No associate shall disclose confidential or proprietary information to a third party without proper authorization or use such information for his or her own personal benefit, or in any manner inconsistent with the Company's interest. Unauthorized disclosure even to other Glacier associates, for example, in non-job related discussions, is prohibited.

Confidential information includes information or data relating to Glacier's planning, business strategy, projects, existing or potential customers, competitors or suppliers, financial results or operations, purchasing procedures, pricing techniques, customer contract terms, or any other information that is not generally known to the public. This prohibition also applies to the confidential information of the Company's customers, suppliers and other parties with whom the Company does business.

Proprietary information includes information relating to trade secrets, patents, research studies and results, manufacturing techniques and marketing strategies. It includes records, practices, letters, plans, drawings, software and data stored on electronic or magnetic media. Proprietary information also includes inventions and other information associates may create or develop which relate to the Company's business. Proprietary information is a Company asset. Associates are required to report the creation or development of proprietary information to permit the Company to take the necessary steps to protect its assets. Improper disclosure or use could destroy the value of such information to the Company, and subject the Company to substantial liability to any third-party licensor of such information.

At the conclusion of employment with Glacier, associates are required to return all Company documents, records and other property in their possession, including those that contain confidential or proprietary information. After leaving the Company, former associates have a continuing obligation to safeguard confidential and proprietary information, including keeping it confidential and avoiding its unauthorized use.

During the period beginning upon date of hire and ending on the first anniversary of the date of termination of Associate's employment with the Company, (the "Non-Solicitation Period"), and to the fullest extent permitted under applicable law, Associate agrees that he/she shall not, directly or indirectly, solicit, recruit or hire any associates of or persons who are currently employed by the Company. Furthermore, the Associate agrees not to solicit or encourage any such associate of the Company to leave the employment of the Company.

No associate shall, during the term of his or her employment, communicate, directly or indirectly, with any member of the press or media concerning any aspect of the Company, without the prior written consent of the President of the Company.

IV.  INSIDER TRADING AND LEGAL DISPUTES

The purchase or sale of securities while possessing material nonpublic information or the selective disclosure of such information to others who may trade is prohibited by federal and state laws. The Company has adopted an insider trading policy with respect to purchases and sales of the Company's securities by associates who have material nonpublic information about the Company. Glacier's advisers and consultants are included within the term "associate." Each associate is responsible for ensuring that he or she does not violate federal or state securities laws or the Company's policy concerning securities trading. The policy is designed to promote compliance with federal securities laws and to protect the Company, as well as those persons, from the very serious liabilities and penalties that can result from violations of these laws.

Company associates may not trade in the stock of any company when they know "material nonpublic information" about the company. This restriction on "insider trading" is not limited to trading in the Company's securities. It includes trading in the securities of other companies such as customers, suppliers or vendors of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other companies.

"Trading" includes purchases and sales of stocks, bond debentures, options, puts, calls and other similar securities. It includes trades made pursuant to any investment direction under associate benefit plans as well as trades in the open market. It also applies to the exercise of options with an immediate sale of some or all of the shares through a broker (a "cashless exercise").

Associates must not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities on the basis of such information. This practice, which is known as "tipping," also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading whether or not the associate derives any benefit from another's actions.

The same restrictions apply to family members and other persons living in an associate's household. Associates are expected to be responsible for the compliance of the members of their immediate family and personal household. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception to the policy.

Because of the unique potential for abuse of material nonpublic information, it is also the Company's policy that associates may not engage in short-term speculative transactions involving "trading" in the Company's securities. This would include short sales and buying or selling puts or calls.

Any Associates involved with a Company lawsuit or other legal dispute may not discuss it with outsiders or other Company associates without the prior approval of the Company's President.

Failure to follow these restrictions could constitute a breach of the Company's attorney-client privilege and result in the loss of confidential information. Additionally, any associate contacted by any regulatory, law enforcement authority or the media seeking Company information should promptly contact Glacier's President. No associate should respond to any such inquiry regarding the Company without first consulting with and obtaining the approval of the Company's Chief Executive Officer.

V.   COMPANY RECORDS AND ACCOUNTING

It is the Company's policy to maintain the highest level of integrity and accountability with respect to all financial reporting, including reports to regulatory authorities, auditors and the Company's stockholders.

All Company data, records and reports must be accurate and truthful and prepared in a proper manner. These include everyday documents such as expense reports and accounting entries, as well as cost estimates, contract proposals and other presentations to management, customers and the public. It is essential that those who rely on these records and reports have truthful and accurate information. The integrity of the Company's accounting, technical, human resources and financial records, as well as other records, is based on their validity, accuracy and completeness.

Anyone preparing the type of information described above must be diligent in assuring its integrity and anyone representing or certifying the accuracy of such information should make an inquiry or review adequate to establish a good faith belief in the accuracy of the information. Custodians of the Company's data, records and reports must be sure that such information is released, whether internally or outside the Company, only if adequately protected and only for authorized purposes.


VI.   FRAUD, THEFT AND DISHONESTY

To promote the highest degree of integrity, honesty and professionalism throughout the Company, Glacier has established a formal policy addressing treatment of fraudulent or dishonest activities where individuals choose to conduct themselves against the best interests of the Company.

Any irregularity that is detected or suspected must be reported to the associate's appropriate Vice President, the Vice President of Human Resources or the President. After being notified, the Vice President Human Resources will notify other appropriate parties who should participate in investigating the irregularity. The conditions of this policy apply to any suspected irregularity involving associates, shareholders, vendors, outside agencies doing business with Glacier, and associates of such agencies.

Actions Constituting Fraud:
---------------------------
Fraudulent or dishonest activities refer to, but are not limited to:

o    Any dishonest or fraudulent act;
o    Forgery or alteration of any document;
o    Falsification of Glacier's employment application, resumes or time sheet;
o    Falsification,   omissions  or  misrepresentation  of  Glacier's  financial statements;
o Misappropriation of equipment, inventory, funds, securities, supplies, or other assets;
o    Impropriety in the handling of money or financial transactions;
o    Profiteering as a result of insider knowledge;
o Accepting or seeking anything of material value (kickbacks, receipt of bribes or any other illegal or improper payments) from vendors or individuals who provide goods or services to Glacier with the intent of exerting influence or seeking a more favorable position in any business dealings; (No associate shall receive any lavish gift or acceptable and customary business entertainment valued at more than $50, unless it is reported and approved by the President or Vice President Human Resources);
o Destruction or disappearance of any records, furniture, fixtures, or equipment;
o Making or causing to be made any knowingly false or fraudulent material statement or material misrepresentation for the purpose of obtaining or denying workers' compensation benefits.

If there is any question as to whether an action constitutes fraud, the appropriate Vice President should be consulted for guidance.

VII.   EQUAL EMPLOYMENT OPPORTUNITY AND UNLAWFUL HARASSMENT

Glacier maintains a strong policy of equal employment opportunity for all associates and applicants for employment. The Company hires, trains, promotes and compensates associates on the basis of individual competence and potential without regard for race, color, religion, sex, sexual orientation, national origin, citizenship, age, marital status, gender, or non-job related disability, as well as all other classifications protected by applicable laws.

The Company's equal employment opportunity philosophy applies to all aspects of employment with the Company, including recruiting, hiring, training, transfer, promotion, associate benefits and compensation, termination, leave of absence and social and recreational activities.

The Company is committed to adhering to and enforcing its obligations under applicable non-discrimination laws including the Americans with Disabilities Act (the "ADA"). All associates are expected to help implement the Company's goals with regard to equal employment opportunity.

The Company opposes harassment of others on the basis of sex, sexual orientation, age, race, color, national origin, religion, marital status, citizenship, gender, disability and other characteristics protected by applicable laws. Harassment includes making derogatory remarks about such characteristics, using negative epithets, making "jokes" about ethnic or other groups, and other verbal and physical behavior.

It is the policy of the Company to provide a non-discriminatory work environment free of intimidation and harassment. All associates are expected to cooperate in maintaining this work environment.

The Company will not tolerate any form of unlawful harassment, whether verbal or physical, at any level. It is the Company's policy to investigate thoroughly and remedy any incidents of harassment. All complaints will be treated as confidentially as possible and all investigations will be conducted expeditiously. There will be no retaliation against a person who, in good faith, files a complaint or participates in any way in the investigation of a complaint. Any associate who has been found, after appropriate investigation, to have harassed another associate will be subject to appropriate sanctions depending on the circumstances, up to and including termination.

     Please refer to the Company's Equal Employment Opportunity and Unlawful Harassment policies for detailed information regarding these subjects.


VIII.   COMPLIANCE WITH STANDARDS

If associates know of or suspect a violation of applicable laws and regulations, these Standards, or the Company's related policies, they should immediately report that information to their appropriate Vice President. No associate reporting a suspected violation will be subject to retaliation because of a good faith report.

Reported violations will be promptly investigated and treated confidentially to the greatest extent possible. Only the appropriate Vice President in conjunction with the Vice President of Human Resources is authorized to direct an investigation. It is imperative that the associate reporting the violation not conduct a preliminary investigation of his or her own. Investigations of alleged violations may involve complex legal issues. Associates who act on their own may compromise the integrity of an investigation and adversely affect both themselves and the Company.

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with these Standards and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Associates who violate these Standards and other Company policies and procedures may be subject to disciplinary action, up to and including discharge. In addition, disciplinary action, up to and including termination, may be taken against anyone who directs or approves infractions or has knowledge of them and does not move promptly to correct them in accordance with the Company's policies.

Ultimate responsibility to ensure that the Company complies with the laws and ethical standards affecting its business rests on each of its associates. Associates must become familiar with and conduct themselves strictly in compliance with such laws and ethical standards as well as the Company's policies and guidelines pertaining to them.



This policy supersedes any and all other policies related to these statements contained elsewhere in any other Company document effective this date.